UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 23, 2013

Financial Institutions, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	0-26481	16-0816610
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

220 Liberty Street, Warsaw, New York		14569
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-786-1100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2013, Financial Institutions, Inc. (the “Company”) entered into an amended and restated executive agreement with Martin K. Birmingham, its President and Chief Executive Officer, and executive agreements with Kevin B. Klotzbach, its Executive Vice President , Chief Financial Officer and Treasurer, and Richard J. Harrison, its Executive Vice President and Chief Operating Officer (collectively, the “Agreements”).

The Agreements provide for continuation of compensation for various time periods in the event of certain events following a change in control, as defined in the Agreement. The Agreements also contain provisions for the protection of the Company’s confidential and proprietary information and non-competition and non-solicitation restrictions in the event the executive’s employment with the Company terminates.

In the event of a change in control, followed within twelve months by the executive’s termination for a reason other than for cause or if the executive terminates voluntarily under specified circumstances that constitute a good reason (as defined in each of the Agreements), the executive will receive an amount equal to two times (three times for Mr. Birmingham) the sum of his base salary for the most recent calendar year ending before the date on which the change in control occurred plus the average of the executive’s annual incentive compensation, as set forth in the Agreements, for the three most recent calendar years ending before the date on which the date on which the change in control occurred. Such amount will be paid in equal installments over the twenty four month period (thirty six month period for Mr. Birmingham) following the executive’s termination date. The Company will also continue to pay for health and dental coverage, for up to 18 months, for each executive and his covered dependents. In addition, all restricted stock awards, stock options and other rights that the Executive may hold to purchase or otherwise acquire common stock of the Company will immediately become fully vested at the maximum level and, in the case of stock options, exercisable in full for the total number of shares that are or might become purchasable thereunder. The executive’s payments and benefits will be reduced, if necessary, to ensure that the payments and benefits under the Agreements will not be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

The non-competition and non-solicitation provisions of the Agreements are effective for six months following the executive’s termination of employment provided that such termination does not entitle the executive to compensation or benefits under the Agreement. In the event the executive’s employment terminates and such termination entitles the executive to compensation or benefits under another arrangement with the Company, the non-competition and non-solicitation provisions of the Agreement will be effective for the period of time equal to the greater of: (i) the period of time during which the executive is receiving any compensation or benefits from the Company; or (ii) the six-months following the executive’s termination of employment. In the event of termination due to a change in control, the non-competition and non-solicitation provisions of the Agreements are effective for the period of time during which the Executive is receiving any compensation or benefits from the Company under the Agreement.

The foregoing descriptions of the Agreements are qualified in their entirety by reference to the full text of the Agreements attached hereto as Exhibits 10.1, 10.2 and 10.3, each of which is incorporated herein by reference.

Item 8.01 Other Events.

On May 22, 2013, the Company issued a press release announcing the declaration of a cash dividend of $0.18 per common share. The Company also announced dividends of $0.75 per share on Series A 3% Preferred Stock and $2.12 per share on Series B-1 8.48% Preferred Stock. All dividends are payable July 2, 2013 to shareholders of record as of June 13, 2013.

A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1 Amended and Restated Executive Agreement between Financial Institutions, Inc. and Martin K. Birmingham
Exhibit 10.2 Executive Agreement between Financial Institutions, Inc. and Kevin B. Klotzbach
Exhibit 10.3 Executive Agreement between Financial Institutions, Inc. and Richard J. Harrison
Exhibit 99.1 Press Release issued by Financial Institutions, Inc. on May 22, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Financial Institutions, Inc.

May 23, 2013	By:	/s/ Kevin B. Klotzbach

Name: Kevin B. Klotzbach
Title: Executive Vice President, Chief Financial Officer and Treasurer

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Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Executive Agreement between Financial Institutions, Inc. and Martin K. Birmingham
10.2	Executive Agreement between Financial Institutions, Inc. and Kevin B. Klotzbach
10.3	Executive Agreement between Financial Institutions, Inc. and Richard J. Harrison
99.1	Press Release issued by Financial Institutions, Inc. on May 22, 2013.